Exhibit 10.60
[DISCOVER LETTERHEAD]

Private and Confidential

[●], 2024

[Name]
[Address]

[Name],

Reference is made to (1) the Agreement and Plan of Merger, dated as of February 19, 2024 (the “Merger Agreement”), by and among Discover Financial Services (the “Company”), Capital One Financial Corporation (“Capital One”) and Vega Merger Sub, Inc. and (2) the Discover Financial Services Change in Control Severance Policy Amended and Restated May 3, 2024 (the “Severance Policy”).

The Company hereby acknowledges and agrees that the closing of the transactions (the “Mergers”) contemplated by the Merger Agreement (the “Closing”) will constitute “Good Reason” under the Severance Policy (but, for clarity, not under any retention award that may have been granted to you pursuant to, or in connection with, the Mergers) as a result of, and effective as of, the Closing, subject to your continued employment in good standing through such date. If you intend to terminate your employment for “Good Reason” pursuant to this letter, you must give written notice to the Company of such intention no later than thirty (30) days after [the date] of the Closing.

Nothing in this acknowledgement letter constitutes a contract of employment or a right to employment for any period of time, and your employment continues to be at-will and may be terminated by you or the Company (or, after the Closing, Capital One) at any time for any reason or no reason. If you have any questions regarding this acknowledgment letter, please contact [Name] at [Email Address].

Sincerely,

Michael Shepherd
Interim Chief Executive Officer